Exhibit 4.6

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 29, 2002 between The Doe Run Resources Corporation, a New York corporation (the “Company”) and The Renco Group, Inc., a New York corporation (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Company intends to consummate an exchange offer on terms set forth in that certain Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances dated September 20, 2002 (as such has been modified through the date hereof, and including all documents incorporated by reference therein, the “Offering Memorandum”);

WHEREAS, in order to obtain funds necessary to meet certain of its obligations arising from the consummation of the above-referenced transactions, the Company intends to issue and sell to the Purchaser, and the Purchaser intends to purchase from the Company, 2,000 shares of the Company’s Series A Redeemable Preferred Stock, par value $1,000 per share (the “Series A Preferred”), upon the terms and provisions hereinafter set forth; and

WHEREAS, it is a condition precedent to the closing of the above-referenced transactions that the sale of the Series A Preferred to the Purchaser be consummated concurrently with the closing of the above-referenced transactions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow (capitalized terms used herein have the meanings set forth in Section 3 of this Agreement):

SECTION 1.      SALE AND PURCHASE OF PREFERRED STOCK

(a)  The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company at the Closing, 2,000 shares of Series A Preferred.  The shares of Series A Preferred being acquired under this Agreement are collectively referred to herein as the “Shares”, and contain rights and privileges as more fully set forth in the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A.

(b)  The aggregate purchase price to be paid to the Company by the Purchaser for that portion of the Shares to be purchased by the Purchaser pursuant to this Agreement shall be $20,000,000 (the “Aggregate Purchase Price”).

(c)  The Company will use the proceeds from the sale of the Shares it will receive on the Closing Date to pay obligations arising from the Transactions.

SECTION 2.      CLOSING

(a)  Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares to be purchased by the Purchaser (the “Closing”) will take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York at 10:00 AM, New York City time, on October 29, 2002, or such other time and date as shall be mutually agreed to by the Company and the Purchaser (such time and date are herein referred to as the “Closing Date”).  The sale and purchase of Shares between the Purchaser and the Company shall be consummated concurrently on the Closing Date for the Aggregate Purchase Price.

(b)  Subject to the terms and conditions hereof, at the Closing (i) the Company will deliver to the Purchaser certificates registered in the Purchaser’s name evidencing 2,000 Shares and (ii) substantially simultaneously with the Purchaser’s receipt of the Shares, the Purchaser shall deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the Aggregate Purchase Price for the Shares to be purchased by the Purchaser payable to the order of the Company in federal or other immediately available funds.

SECTION 3.      DEFINITIONS

(a)  For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Aggregate Purchase Price” has the meaning specified in Section 1(b) hereof.

“Affiliate”, when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  The holding of Shares of the Company and/or sending an observer to Board (or Board committee) meetings of the Company), shall not in and of itself cause the Purchaser to be deemed to be an “Affiliate” of the Company.

“Agreement” means this Stock Purchase Agreement (together with Exhibits and Schedules) as such may be from time to time assigned, supplemented or amended or as the terms hereof may be waived.

“BCP Revolving Credit Facility” means that certain amended and restated revolving credit facility dated September 17, 2002 between the Doe Run Peru S.R.L. and Banco de Credito del Peru.

“Board” means with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

“Closing” has the meaning set forth in Section 2(a) hereof.

“Closing Date” has the meaning set forth in Section 2(a) hereof.

“Common Stock” means the Company’s Common Stock, par value $.10 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Company or which has ordinary voting power for the election of directors of the Company.

“Company” means The Doe Run Resources Corporation, Inc., a New York corporation, its successors and assigns.

“Congress/CIT Credit Facility” means the Amended and Restated Loan and Security Agreement dated October 29, 2002 by and among the Company and the Borrowers named therein, the Guarantor named therein, the Financial Institutions named therein, Congress Financial Corporation, as Agent and The CIT Group/Business Credit, Inc. as Co-Agent.

“Consolidated” or “consolidated”, when used with reference to any financial term in this Agreement, means the aggregate for the Company and any of its majority-owned Subsidiaries of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with generally accepted accounting principles consistently applied (except as otherwise expressly provided herein).

“Exchange Offer” means the exchange offer as set forth in the Offering Memorandum.

“Governmental Authority” means any federal, state, or local governmental agency or authority (including regulatory authority) having jurisdiction over the Company or any of its respective assets or businesses.

“Holders” means holders of the Company’s 11.25% Senior Secured Notes due 2005, Series B; 11.25% Senior Notes due 2005, Series B; and Floating Interest Rate Senior Notes due 2003, Series B.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of October 29, 2002 by and among the Company, Doe Run Acquisition Corporation, the Purchaser and State Street Bank and Trust Company.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing.

“New Senior Secured Credit Facility” means that certain senior secured credit facility dated October 29, 2002 among the Company, the lenders party thereto and Regiment Capital Advisors, L.L.C.

“Offering Memorandum” has the meaning set forth in the recitals.

“Outstanding” or “outstanding” means (a) when used with reference to the Shares as of a particular time, all Shares theretofore duly issued except (i) Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares have been issued by the Company, (ii) Shares theretofore canceled by the Company and (iii) Shares registered in the name of, as well as Shares owned beneficially by, the Company or any of its Affiliates.  For purposes of the preceding sentence, in no event shall “Affiliates” include (x) the Purchasers or (y) any Affiliates of the Purchasers.

“Person” or “person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

“Preferred Stock” means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation.  “Preferred Stock” includes the Series A Preferred.

“Purchaser” means The Renco Group, Inc., a New York Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

“Series A Preferred” means the Company’s Series A Redeemable Preferred Stock, par value $1,000 per share.

“Shares” has the meaning set forth in Section 1(a) hereof.

“Subsidiary”, with respect to any Person, means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both.  The term “Subsidiary” or “Subsidiaries” when used herein without reference to any particular Person, means a Subsidiary or Subsidiaries of the Company.

“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Documents” means each of this Agreement, the documents governing the New Senior Secured Credit Facility, the documents governing the Congress/CIT Credit Facility (together with any document ancillary thereto to be executed in accordance therewith), the Warrant Agreement, the Investor Rights Agreement and any other agreement entered into pursuant to the Offering Memorandum.

“Transaction” or “Transactions” means each of the Exchange Offer, the New Senior Secured Credit Facility, the Congress/CIT Credit Facility and sale of the Shares to the Purchaser pursuant to the terms hereunder and the consummation by the Company of any other transaction required pursuant to any Transaction Document.

“Warrant Agreement” means that certain Warrant Agreement dated October 29, 2002 between the Company and State Street Bank and Trust Company, as Warrant Agent.

(b)  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)       the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(ii)       all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

(iii)      all computations provided for herein, if any, shall be made in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

(iv)      any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

(v)       all references herein to actions by the Company, such as “create”, “sell”, “transfer”, “dispose of”, etc., mean such action whether voluntary or involuntary, by operation of law or otherwise;

(vi)      the Exhibits and Schedules to this Agreement shall be deemed a part of this Agreement;

(vii)     each of the representations and warranties of the Company contained in Section 4 hereof is separate and is not limited, qualified or modified by the existence, wording or satisfaction of any other representation or warranty of the Company in Section 4 or otherwise;

(viii)     each of the covenants of the Company contained in Sections 7 and 8 hereof or otherwise contained in this Agreement is separate and is not limited or satisfied by the existence, wording or satisfaction of any other covenant of the Company in Section 7 and 8 or otherwise; and

(ix)      all references herein (in covenants or otherwise) to any action(s) which are to be taken (or which are prohibited from being taken) by any Person or the Company shall apply to such Person or the Company, as the case may be, whether such action is taken directly or indirectly.

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows as of the date hereof:

4.1  Corporate Existence, Power and Authority.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a material adverse effect on the Company’s assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects.

(b)  No proceeding has been commenced looking toward the dissolution or merger of the Company or the amendment of its Certificate of Incorporation other than as is contemplated by the Transactions.  The Company is not in violation in any respect of its Certificate of Incorporation or By-Laws, as such exist on the date hereof nor will it be in violation of its Certificate of Incorporation or By-Laws, assuming such have adopted in the form attached as Exhibits A and B hereto.

(c)  The Company has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

(d)  The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate the Transactions contemplated by, and perform its obligations under, (x) this Agreement, including, without limitation, the issuance by the Company of the Shares as contemplated herein and (y) each of the other Transaction Documents.  The execution, delivery and performance of this Agreement (including, without limitation, the issuance by the Company of the Shares of the Purchaser as contemplated herein) has been duly authorized by all required corporate and other actions.  The Company has duly executed and delivered this Agreement.  This Agreement and each of the other Transaction Documents to which the Company is a party constitutes the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

4.2  Capital Stock.

(a)  Schedule 4.2 (a) hereto correctly and completely lists, after giving effect to the consummation of the Transactions, (i) the authorized capital stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each series or class and (iii) after giving effect to the issuance of Shares on the Closing Date, as contemplated by this Agreement, the number of shares outstanding in each series or class of capital stock of the Company.  All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable.  None of the shares of the Company’s capital stock which will be outstanding at the Closing, by the terms thereof, (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of capital stock.

(b)  Except as set forth in the Warrant Agreement and as otherwise described in the Offering Memorandum and as contemplated by the other Transaction Documents, there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

(c)  There are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company of which the Company is a party, other than (i) as described in the Offering Memorandum and/or (ii) as required pursuant to the consummation of the Transactions or any of the Transaction Documents.

4.3  Subsidiaries.

Schedule 4.3 lists the Subsidiaries of the Company.

4.4  Business.

The Company is engaged in (a) the business of mining, smelting, refining and recycling metals, (b) the business of fabricating metal products and (c) other activities related thereto.

4.5  No Defaults or Conflicts.

(a)  Except as disclosed in the Offering Memorandum, (i) the Company is not in violation or default in any material respect under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound and (ii) the Company is not in default in any material respect under any material order, writ, injunction, judgment or decree of any court or other Governmental Authority or arbitrator(s).

(b)  The execution, delivery and performance by the Company of this Agreement and any of the Transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares as contemplated herein) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Company (as such exist on the date hereof and/or in the form to be adopted at the Closing and attached as Exhibits A and B hereto, (B) any law, rule, regulation or order of any federal, state, county, municipal or other Governmental Authority, (C) any judgment, writ, injunction, decree, award or other action of any court or Governmental Authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its respective properties, (ii) result in the creation of any Lien upon any of the Company’s properties, assets or revenues, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a Governmental Authority and including, without limitation, any shareholder approval) (other than any necessary approvals which have been obtained prior to the Closing Date), or (iv) cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive rights.  No provision of any item referred to in Sections (A) and (C) of the preceding clause (i) materially adversely affects the ability of the Company to perform its obligations under this Agreement or any of the

Transactions contemplated hereby or thereby or any Transaction Document to be executed pursuant to the consummation thereof.

4.6  Litigation.

There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of any of the Transaction Documents or any action taken or to be taken pursuant hereto or thereto, (ii) might adversely affect the right, title or interest of the Purchaser to the Shares or (iii) except as is otherwise disclosed in the Offering Memorandum, might result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

4.7  Legal Compliance.

(a)  Except as is otherwise disclosed in the Offering Memorandum, the Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to so comply would not materially adversely affect the assets, properties, liabilities, business affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(b)  Except as is otherwise disclosed in the Offering Memorandum, there are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Company.

4.8  Key Employees.

The Company has good relationships with its employees and has not had and does not expect any substantial labor problems.  The Company has no knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company.

4.9  Brokers.

No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or any of the Transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 5.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

5.1  Corporate Power and Authority.

The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate the Transactions contemplated by and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all required corporate and other actions.  The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

5.2  Investment Intent.

The Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it hereunder, has been advised by counsel as to the risk of such investment and is able to bear the economic risk of such investment.  The Purchaser is purchasing the Shares to be purchased by it for its own account for investment and not with a present view to any distribution thereof in violation of applicable securities laws; provided, however, that the Purchaser may transfer record and/or beneficial ownership of the Shares to one or more Affiliates, officers or employees of Affiliates, in all cases in compliance with federal securities laws.  It is understood that the disposition of the Purchaser’s property shall at all times be within the Purchaser’s control.  If the Purchaser should in the future decide to dispose of any of its Shares, it is understood that it may do so only in compliance with the Securities Act, applicable state and federal securities laws, this Agreement and the other Transaction Documents.  The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

5.3  Brokers.

Except as disclosed on Schedule 5.3 hereto, no broker, finder or investment banker or other party is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or any of the Transactions contemplated hereby, based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

SECTION 6.      RESTRICTIONS ON TRANSFER

The Purchaser agrees that it shall not sell or otherwise dispose of any Shares unless, subject to any other restrictions contained in the Transaction Documents or that otherwise govern the Series A Preferred, such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements.  The Company may endorse on all certificates representing Shares a legend stating or referring to such transfer restrictions; provided, that no such legend shall be endorsed on any Share certificates that, when issued, are no longer subject to the restrictions of this Section 6.  The Purchaser shall provide the Company with an opinion of its counsel stating that the transfer of such Shares is in compliance with all federal securities laws.  The Company shall not unreasonably delay the transfer of such Shares.

SECTION 7.      AFFIRMATIVE COVENANTS

The Company covenants and agrees as follows:

7.1  Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance.

The Company will:

(a)  maintain its corporate existence, rights and other franchises in full force and effect;

(b)  maintain its tangible assets in good repair, working order and condition so far as necessary or advantageous to the proper carrying on of its businesses; and

(c)  comply with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, provided, that such compliance shall not be necessary so long as (i) the applicability or validity of any such law, order, rule, ruling, certificate, license, regulation, demand, judgment, writ, injunction or decree shall be contested in good faith by appropriate proceedings and (ii) failure to so comply will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

7.2  Senior Securities.

The Company shall maintain the senior status of the Series A Preferred such that it shall rank senior in all respects, including the payment on liquidation and redemption, to all other equity securities of the Company.

7.3  Further Assurances.

From time to time, upon the Purchaser’s (a) reasonable request, the Company shall promptly and duly execute and deliver any and all such further instruments and documents as the Purchaser may reasonably deem necessary or desirable to obtain the full benefits of the obligations of the Company under this Agreement and the other rights and powers herein granted, and (b) reasonable instructions, the Company shall execute and cause to be filed any document or filing presented to the Company in proper form for signing or filing, in each case as the Purchaser may reasonably deem necessary or desirable in light of and in connection with the Company’s obligations under this Agreement to further effectuate the intent hereunder, and the Company shall pay or cause to be paid any filing or other fees in connection therewith.

7.4  Certificate of Incorporation and By-Laws

(a)  The Company shall take all action necessary so that the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company to be adopted at the Closing remain in full force and effect and shall not amend or attempt to amend either the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws except pursuant to obligations arising under any of the Transaction Documents or as is otherwise permitted pursuant to the terms of such Certificate of Incorporation and By-Laws in the form attached as Exhibits A and B hereto.

SECTION 8.      NEGATIVE COVENANTS

8.1  No Avoidance of Obligations.

The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement.

8.2  No Change in Business.

The Company will not change substantially the character of its business as described in the Offering Memorandum except as is otherwise contemplated by the Transaction Documents and described in the Offering Memorandum.

8.3  Private Placement Status.

Neither the Company nor any agent nor other Person acting on the Company’s behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law.

SECTION 9.      CONDITIONS TO PURCHASER’S OBLIGATIONS

The Purchaser’s obligation to purchase Shares hereunder is subject to the simultaneous or prior satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser): provided that Sections 9.4 and 9.5 are conditions to the obligations to consummate the Transaction provided for herein of each of (i) the Purchaser and (ii) the Company.

9.1  Amendment to Certificate of Incorporation and By-Laws

The Company shall have taken all steps necessary to amend its Certificate of   Incorporation and By-Laws, so that such Charter documents are in the form attached as Exhibits A and B hereto.

9.2  Certificates for Shares.

The Purchaser shall receive the certificates for Shares contemplated by Section 2(b) hereof.

9.3  Senior Status.

The Company shall have taken all of the necessary actions so that the Series A Preferred shall rank senior in all respects, including the payment on liquidation and redemption, to all other equity securities of the Company.

9.4  Consummation of the Exchange Offer.

Each of the conditions of the Exchange Offer shall have been met and the Exchange Offer shall have been consummated on the terms described in the Offering Memorandum.

9.5  Consummation/Existence of Credit Facilities.

The Congress/CIT Credit Facility and the New Senior Secured Credit Facility shall have been consummated substantially in the form described in the Offering Memorandum and the BCP Revolving Credit Facility shall be in existence without any material default thereunder.

9.6  Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement herein or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the Transactions contemplated by this Agreement).

9.7  Compliance with Agreements.

The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement and any other document contemplated hereby which is required to be performed or complied with by the Company on or before the Closing Date.

9.8  Officers’ Certificates.

The Purchaser shall have received a certificate dated the Closing Date and signed by the President and by the Chief Financial Officer of the Company, to the effect that the conditions of Sections 9.4, 9.5, 9.7 and 9.10 (second sentence only) have been satisfied.

9.9  Proceedings.

All corporate and other proceedings in connection with the Transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

9.10  Legality; Governmental and Other Authorization.

The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchaser and shall not subject the Purchaser to any penalty, tax, liability or other onerous condition.  Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the sale of the Shares pursuant to this Agreement shall have been obtained or made and shall be in full force and effect.  The Company shall have delivered to the Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance reasonably satisfactory to the Purchaser and its counsel, to enable the Purchaser to establish compliance with this condition.

9.11  Other Documents.

The Purchaser shall have received such other documents, in form and substance reasonably satisfactory to the Purchaser and its counsel, relating to matters incident to the Transactions contemplated hereby as the Purchaser may reasonably request.

SECTION 10.     CONDITIONS TO COMPANY’S OBLIGATIONS

The Company’s obligation to sell Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Company):

10.1  Payment of Aggregate Purchase Price.

The Company shall have received the Aggregate Purchase Price from the Purchaser.

SECTION 11.     BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a)  The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement or in any document or certificate delivered pursuant hereto or in connection herewith shall survive from the Closing Date, and shall continue in effect following the execution and delivery of this Agreement, the closing hereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person and the issuance, sale and delivery of the Shares.  All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

(b)  The Company agrees to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser an amount sufficient to indemnify the Purchaser against the full amount of any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys’ fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in any Agreement or any other document or certificate delivered pursuant hereto or in connection herewith.

SECTION 12.     EXPENSES

(a)  In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to the Purchaser or its agents, respectively, an amount sufficient to indemnify such persons against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by the Purchaser or its agents pursuant to any third-party investigation or proceeding against any or all of the Company, the Purchaser or their agents, arising out of or in connection with this Agreement or the Purchaser’s purchase of the Shares (or any other document or instrument executed herewith or pursuant hereto), whether or not the Transactions are consummated, which investigation or proceeding requires the participation of the Purchaser or its agents or is commenced or filed against the Purchaser or its agents because of this Agreement or the Purchaser’s purchase of the Shares (or any other document or instrument executed herewith or pursuant hereto), other than any investigation or proceeding in which it is finally determined that there was (i) gross negligence or willful misconduct on the part of the Purchaser or its agents or (ii) a material breach by Purchaser of any of its representations or warranties contained herein.  The Company shall assume the defense, and shall appoint counsel of its choice to represent the Purchaser and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that the Purchaser, or any such agent, shall have the right (without releasing the Company from any of its obligations hereunder) to employ its own counsel and either to direct its own defense or to participate in the Company’s defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense, (ii) the Company shall not have provided its counsel to take charge of such defense or (iii) there may be defenses available to the Purchaser, or such agent of the Purchaser which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i), (ii) or (iii) such reasonable counsel fees and expenses (but only for one counsel for the Purchaser and its agents) shall be borne by the Company.  Any settlement of any such action, suit, claim or proceeding shall require the consent of both the Company and such indemnified person (neither of which shall unreasonably withhold its consent).

(b)  The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by the Purchaser of Shares to a Transferee, which transfer taxes shall be paid by the Transferee, levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and sale of the Shares and the execution and delivery of this Agreement and any other documents or instruments contemplated hereby and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

(c)  The obligations of the Company under this Section 12 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 13.     DIRECT PAYMENTS

As long as the Purchaser shall be the holder of any Shares, the Company will make all redemption payments, liquidation payments and other distributions by wire transfer to the Purchaser’s or such other holder’s (or its nominee’s) account at any bank or trust company, notwithstanding any contrary provision herein or in the Company’s Amended and Restated Certificate of Incorporation with respect to the place of payment.  All such payments shall be made in U.S. dollars and in federal or other immediately available funds.

SECTION 14.     AMENDMENTS AND WAIVERS

The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of each of the Purchaser and the Company.

SECTION 15.     EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED SHARES; REPLACEMENT

(a)  Subject to Section 6 hereof, at any time at the request of the Purchaser to the  at its address provided under Section 16 hereof, the Company at its expense will issue and deliver to or upon the order of the Purchaser in exchange therefor a new certificate or certificates in such amount or amounts as the Purchaser may request in the aggregate representing the number of Shares represented by such surrendered certificates, and registered in the name of the Purchaser.

(b)  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Share certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Purchaser or another similar institutional holder), or in the case of any such mutilation, upon surrender of such Share certificate, (which surrendered Share certificate shall be canceled by the Company), the Company will issue a new Share certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate, as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.

SECTION 16.     NOTICES

All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to The Doe Run Resources Corporation, 1801 Park 270 Drive, Suite 300, St. Louis, MO 63146, Attention: Marvin Kaiser or (ii) if to the Purchaser, to The Renco Group, Inc., 30 Rockefeller Plaza, 42nd Floor, New York, NY 10112, Attention: Ira Leon Rennert, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement.  Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

SECTION 17.     MISCELLANEOUS

(a)  This Agreement, together with any further agreements entered into by the Purchaser and the Company at the Closing hereunder, contains the entire agreement between the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

(b)  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, that (a) the Company may not assign any of its rights, duties or obligations under this Agreement, except with the Purchaser’s written consent, and (b) the Purchaser may assign any of its rights, duties or obligations under this Agreement to a purchaser of its Shares, provided further that such purchaser is reasonably acceptable to the Company and that such purchaser agrees in writing to assume the obligations of the Purchaser under this  Agreement.

(d)  In addition to any assignment by operation of law, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any permitted transferee of any or all of its Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Shares held by the Purchaser.

(e)  No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f)  The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

(g)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

(h)  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(i)   THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE PURCHASER’S ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE SHARES MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE COMPANY AND THE PURCHASER AGREE TO USE THEIR BEST GOOD FAITH EFFORTS TO RESOLVE ANY DISPUTES BETWEEN THEM, WHETHER BY MEDIATION, INFORMAL EFFORTS OR OTHERWISE, PRIOR TO INITIATING ANY ACTIONS OR PROCEEDINGS IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK.  THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED (SUBJECT TO APPEAL) THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE SHARES.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(j)   THE COMPANY AND THE PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SHARES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE COMPANY AND THE PURCHASER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE PURCHASER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE COMPANY AND THE PURCHASER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT OR THE SHARES.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

(k)  All fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing party in any judicial action or proceeding seeking to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.

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                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE DOE RUN RESOURCES CORPORATION

			By:	/s/ Marvin Kaiser
				Name:	Marvin Kaiser
				Title:	Executive Vice President

Accepted and Agreed to as of the date first above written by the undersigned Purchaser:

THE RENCO GROUP, INC.

By:	/s/ Roger Fay
	Name:	Roger Fay
	Title:	Vice President—Finance

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

EXHIBIT B

AMENDED AND RESTATED BY-LAWS OF THE COMPANY

Schedule 4.2(a) to the Agreement

Upon the adoption of the Amended and Restated Certificate of Incorporation, the capitalization of the Company shall be as follows:

Capital Stock of the Company

(a)  The number of authorized shares of Common Stock of the Company is 1,667.

(b)  The number of authorized shares of Preferred Stock of the Company is 5,000.

(c)  The number of shares of Preferred Stock designated as Series A Redeemable is 5,000.

(d)  There are no designations of classes of Common Stock.

(e)  After giving effect to the issuance of the Shares on the Closing Date, the number of shares outstanding of the Series A Redeemable will be 2,000.

(f)  After giving effect to the issuance of the Shares on the Closing Date, the number of shares outstanding of the Common Stock on the Closing Date will be 1,000.

Schedule 4.3 to the Agreement

Subsidiaries of the Company

The following entities are subsidiaries of the Company:

(a)  DR Land Holdings, LLC

(b)  Doe Run Cayman Ltd., A Cayman Islands Company

(c)  Fabricated Products, Inc., a Delaware Corporation

(d)  Doe Run Exploration S.A. Ltd., a South African Company

(e)  The Buick Resource Recycling Facility, LLC, a Delaware Limited Liability Company

(f)  Doe Run Peru S.R.L., a Peruvian Company

(g)  Doe Run Development S.A.C., a Peruvian Company

STOCK PURCHASE AGREEMENT

dated as of

October 29, 2002

between

THE DOE RUN RESOURCES CORPORATION

and

THE RENCO GROUP, INC.

i

EXHIBIT A                                              Amended and Restated Certificate of Incorporation of the Company

EXHIBIT B                                                Opinions of Counsel for the Company